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                                                                   Exhibit 10.10



                                  PHYCOR, INC.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                               I. NAME AND PURPOSE

         PhyCor, Inc. ("PhyCor") has determined that it is reasonable, desirable and necessary to provide for retirement benefits to certain executive employees of PhyCor that supplement the retirement benefits provided under the PhyCor, Inc. Savings and Profit Sharing Plan. Accordingly, PhyCor has established this PhyCor Supplemental Executive Retirement Plan (the "Plan") in order to enable PhyCor to attract into and retain persons of outstanding competence. This Plan is to be an unfunded plan of deferred compensation covering a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and is intended to be exempt from Parts 2, 3, and 4 of ERISA.

         This Plan shall be effective January 1, 1997, and shall continue indefinitely until it is terminated by an amendment permissible under Section .


                                 II. DEFINITIONS

         When used in this Plan, the following terms will have the meanings set forth below:

         2.1 "Change in Control" means (i) a merger of PhyCor with or into any other person, (ii) a consolidation of PhyCor with any other person, (ii) the sale, lease or other disposition of all or substantially all of the assets of PhyCor to any other person, (iv) complete liquidation or dissolution of PhyCor, or (v) the acquisition by any person, including a "group" as contemplated by section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership or control of securities of PhyCor representing 50% or more of the combined voting power of PhyCor's then outstanding securities; provided, however, a Change in Control shall not be deemed to have occurred solely as a result of any transaction between PhyCor and one or more of its Affiliates (whether or not in existence on the date hereof).

         2.2      "Code" means the Internal Revenue Code of 1986, as amended.

         2.3 "Commencement Date" means January 1 following any termination of employment.

         2.4 "Committee" means the compensation committee of the board of directors of PhyCor; provided, however, that after the occurrence of a Change in Control, the members of the Committee shall instead be the individuals who are Participants immediately prior to the Change in Control event.



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         2.5      "Compensation" means the average of a Participant's annual compensation, as defined under the Qualified Plan, that is paid over the three consecutive fiscal years that will produce the highest average, adjusted as follows:

                  (a) Annual compensation under the Qualified Plan shall be calculated without regard to the limits on compensation imposed by section 401(a)(17) of the Code.

                  (b) If termination of employment occurs after a Change in Control, Compensation shall be the Compensation on the date the Change in Control occurs compounded by the Interest Rate through the Commencement Date.

         2.6 "Death Benefit" means (a) in the case of a Participant who dies prior to the Early Retirement Date, three times the Participant's Compensation divided by one minus the maximum federal income tax rate in the year of payment and (b) in any case of a Participant who dies after the Early Retirement Date, one times the Participant's Compensation divided by one minus the maximum federal income tax rate in the year of payment.

         2.7 "Disability" shall have the same meaning as under PhyCor's long term disability plan.

         2.8 "Early Retirement Date" means, unless there is a Change in Control, the date a Participant, other than Joe Hutts, attains 55 years of age and, in the case of Joe Hutts, means the date he attains 60 years of age.

         2.9 "Early Retirement Benefit" means the Normal Retirement Benefit reduced by 5% for each year or portion of a year that retirement occurs before such Participant attains 60 years of age.

         2.10 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.11 "Interest Rate" means the rate on one-year Treasury Bills that is in effect on the date for which the Interest Rate determination is being made.

         2.12 "Normal Retirement Date" means the earlier of a Change in Control or date the Participant attains 60 years of age.

         2.13 "Normal Retirement Benefit" means the benefit described in Section.

         2.14 "Participant" means an individual who is: (i) a member of a select group of management or highly compensated employees of PhyCor, within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, (ii) designated by the Committee to participate in this Plan, and (iii) identified on Exhibit A. The identification of an individual on Exhibit A shall

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be deemed to be irrebuttable evidence that PhyCor has deemed such individual for all purposes to be a member of a select group of management and highly compensated employees.

         2.15 "PhyCor Qualified Contributions" means the average contributions made by PhyCor to the Qualified Plan on behalf of a Participant over the three completed calendar years immediately preceding the date a Participant's employment terminates. Where termination occurs after a Change in Control, the PhyCor Qualified Contributions shall be the average such amounts for the three complete calendar years preceding the Change in Control compounded at the Interest Rate.

         2.16 "Qualified Benefit" means an amount equal to the maximum annual payment which would be provided by an annuity that could be purchased with a Participant's Qualified Plan Balance on the date employment terminates from one of the top 1% insurance companies, as rated by A.M. Best and Company, that would provide payments, over the Participant's remaining life with a 10 year term certain.

         2.17 "Qualified Plan" means the PhyCor, Inc. Savings and Profit Sharing Plan and any successor thereto.

         2.18 "Qualified Plan Balance" means in the case of any Participant, the contributions made by PhyCor to the Participant's qualified plan compounded at a rate of interest equal to the Interest Rate. Where termination occurs after a Change in Control, the Qualified Plan Balance shall be the amount of such balance on the date of the Change in Control compounded at the Interest Rate through the Commencement Date. For purposes of calculating the Normal Retirement Benefit under Sections and , the Qualified Benefit shall be calculated on January 1 following the date the Participant attains 60 years of age but the Participant's Qualified Plan balance for purposes of such calculation shall be deemed to be the amount of such balance upon the date employment terminated compounded at the Interest Rate.

         2.19 "Trust" means the grantor trust which is described in Section and has been established to hold, administer, and invest the assets accrued and reserved to pay benefits under the Plan and for the purposes otherwise stated in the Trust instrument.

         2.20 "Years of Service" means (a) the number of months in any described period that a Participant, prior to a Change in Control, has been employed by PhyCor plus the number of months between a Change in Control and the Commencement Date divided by (b) 12.


                                III. ELIGIBILITY

         3.1 Designation of Participants. Executive employees of PhyCor shall be eligible to benefit under this Plan. An individual shall become a Participant upon designation as such by the Committee.


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         3.2      Effective Date of Participation. An Executive employee shall become a Participant in this Plan as of the date designated by the Committee. All deferred compensation amounts that are accrued under this Plan shall be deemed to have been accrued as of the last day of the fiscal year of the Plan which includes the last day of PhyCor's fiscal year for which the accrual is calculated.


                               IV. ADMINISTRATION

         4.1 Administration Committee. This Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority to interpret, construe and administer this Plan and the Committee's interpretations and constructions thereof, and actions thereunder, including the amount or recipient of the payment to be made from this Plan including determination of the Qualified Benefit, shall be binding and conclusive on all persons for all purposes.

         4.2 Funding. All benefits payable hereunder shall be unfunded for purposes of section 83 of the Code and Title I of ERISA.

                  (a) PhyCor shall establish the Trust as a reserve for the benefits payable hereunder and for the purposes stated in the Trust instrument. PhyCor shall be the grantor of the Trust and the Trust shall be established for the benefit of the Participants herein and, in the case of the insolvency or bankruptcy of PhyCor, for the benefit of the general creditors of PhyCor. To the extent that the Participants' benefits are not paid from the Trust, such benefits shall be paid from the general assets of PhyCor. Except as provided in the Trust, the Participants shall have no funded, secured, or preferential right to payment hereunder, but rather shall at all times have the status of a general unsecured creditor.

                  (b) The Committee, in its sole discretion, may at any time prior the time that a Change in Control is being considered by the officers, shareholders or directors of PhyCor, cease funding the Trust.

         4.3 Claims Procedure. Prior to or upon becoming entitled to receive a benefit hereunder, a Participant or his beneficiary ("Claimant") shall request payment of such benefits at the time and in the manner prescribed by the Committee. The Committee may direct payment of benefits without requiring the filing of a claim therefor, if the Committee has knowledge of such Claimant's whereabouts. The Committee shall provide adequate notice in writing as prescribed pursuant to paragraph (b) below to any Claimant whose claim for benefits under the Plan has been denied.

                  (a) Such notice must be sent within 90 days of the date the claim is received by the Committee unless special circumstances require an extension of time for processing the claim. Such extension shall not exceed 90 days and no extension shall be

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         allowed unless, within the initial 90 day period, the claimant is sent an extension notice indicating the special circumstances requiring the extension and specifying a date by which the Committee expects to render its decision.

                  (b) The Committee's notice of denial to the Claimant shall set forth the following:

                           (1) the specific reason or reasons for the denial;

                           (2) specific references to pertinent Plan provisions
                  on which the Committee based its denial;

                           (3) a description of any additional material and
                  information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;

                           (4) a statement that the Claimant may request a
                  review upon written application to the Committee, review pertinent Plan documents, and submit issues and comments in writing;

                           (5) a statement that any appeal of the Committee's
                  adverse determination must be made in writing to the Committee within 60 days after receipt of the Committee's notice of denial of benefits, and that failure to appeal the action to the Committee in writing within the 60-day period will render the Committee's determination final, binding, and conclusive; and

                           (6) the address of the Committee to which the
                  Claimant may forward his or her appeal.

                  (c) If the Claimant should appeal to the Committee, the Claimant or a duly authorized representative, may submit, in writing, whatever issues and comments the Claimant deems pertinent. The Committee shall re-examine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days of the Claimant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60 day period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the date the extension period commences.


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         4.4      Designation of Beneficiaries. Each Participant shall designate in a writing prescribed by the Committee a Beneficiary(ies) and contingent Beneficiary(ies) to whom benefits due hereunder shall be paid. If any Participant fails to designate a Beneficiary or if the designated Beneficiary predeceases the Participant, benefits due hereunder at that Participant's death shall be paid to his or her contingent Beneficiary or, if none, to the deceased Participant's surviving spouse, if any, and if none, to the deceased Participant's estate. Beneficiaries may be changed at any time by filing a new Participation Agreement without the consent of any prior Beneficiaries.
Provided, however, that the Participant must designate his spouse as his beneficiary or must obtain his spouse's written consent to the designation of another beneficiary. Such spousal consent must be witnessed by the Committee or a notary public. Any attempted designation of a beneficiary without the written consent of the Participant's spouse shall be void. A Participant may change a Beneficiary designation in writing in accordance with the above procedures at any time prior to his death.


                                   V. BENEFITS

         5.1 Death Benefit. The Death Benefit will be paid to the Beneficiaries of a Participant on the January 1 following the date of a Participant's death.

         5.2 Normal Retirement Benefit. A Participant whose employment terminates on or after the Normal Retirement Date shall begin receiving the Normal Retirement Benefit on the Commencement Date. The Normal Retirement Benefit shall be calculated as follows:

                  (a) Prior to the occurrence of a Change in Control, the Normal Retirement Benefit shall be the sum of amounts that have been set aside or reserved through a "rabbi trust," insurance contract or any other funding medium that has been selected by the Company to fund benefits under the Plan.

                  (b) After the occurrence of a Change in Control, the Normal Retirement Benefit shall be an annuity for life with a ten year term certain, with annual payments equal to: (the greater of (a) 55% or (b) 2.5% multiplied by the Participant's Years of Service)) multiplied by (the sum of the Participant's Compensation and the PhyCor Qualified Contributions) less (the Qualified Benefit).

         5.3 Early Retirement Benefit. A Participant whose employment terminates prior to the Normal Retirement Date, other than as a result of Disability, shall begin receiving the Early Retirement Benefit on January 1 following the Early Retirement Date.

         5.4 Disability Benefit. A Participant whose employment terminates prior to the Normal Retirement Date as a result of Disability shall be entitled to begin receiving the Normal Retirement Benefit on January 1 following the date he attains the age of 60.


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         5.5      Distribution After Termination of Employment. A Participant's
benefits hereunder will be paid as follows to the Participant or his Beneficiary, if the Participant is deceased:

                  (a) Generally, a payment of a Participant's benefit will commence on the Commencement Date and will be made in the form of a Normal Retirement Benefit, or, as appropriate, an Early Retirement Benefit or a Death Benefit.

                  (b) The Committee may, in its absolute discretion, give its consent to any alternate payment election made by the Participant, provided that such consent is given on account of a change in PhyCor's business and/or financial considerations that the Committee deems appropriate. The decision of the Committee to consent or deny consent to a Participant's election described in this Section shall for all purposes be deemed to have been made pursuant to valid business or financial considerations.

                  (c) Any payments that are made hereunder in a form other than the Normal Retirement Benefit shall be actuarially calculated to be equivalent to the Normal Retirement Benefit form by utilizing the interest rate and mortality assumptions that are specified in section 417(e) of the Code, but without regard to pre-retirement mortality calculations and, provided further, that the interest rate utilized shall be the lowest rate available during the period for which the calculations are being made.

                  (d) Notwithstanding the provisions of Section , following a Change in Control the Committee may not consent to or provide for a Plan distribution other than the payments described in Section without the approval of PhyCor (or its successor).


         5.6      Additional Change in Control Payments.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of PhyCor to or for the benefit of the Participant as a result of a change in control, as defined in Section 280G of the Code, (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

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                  (b)      Subject to the provisions of Section , all
         determinations required to be made under this Section , including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Participant, subject to the consent of PhyCor, which consent shall not be unreasonably withheld (the "Accounting Firm"); provided, however, that the Accounting Firm shall not determine that no Excise Tax is payable by the Participant unless it delivers to the Participant a written opinion (the "Accounting Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with the Participant's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on the Participant. All fees and expenses of the Accounting Firm shall be borne solely by PhyCor. Within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by PhyCor, the Accounting Firm shall make all determinations required under this Section , shall provide to PhyCor and the Participant a written report setting forth such determinations, together with detailed supporting calculations, and, if the Accounting Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to the Participant. Any Gross-Up Payment, as determined pursuant to this Section , shall be paid by PhyCor to the Participant within fifteen days of the receipt of the Accounting Firm's determination. Subject to the remainder of this Section , any determination by the Accounting Firm shall be binding upon PhyCor and the Participant; provided, however, that the Participant shall only be bound to the extent that the determinations of the Accounting Firm hereunder, including the determinations made in the Accounting Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by PhyCor should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section that the Participant is required to make a payment of any Excise Tax, the Accounting Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by PhyCor to or for the benefit of the Participant. In determining the reasonableness of Accounting Firm's determinations hereunder, and the effect thereof, the Participant shall be provided a reasonable opportunity to review such determinations with Accounting Firm and the Participant's tax counsel. Accounting Firm's determinations hereunder, and the Accounting Opinion, shall not be deemed reasonable until the Participant's reasonable objections and comments thereto have been satisfactorily accommodated by Accounting Firm.

                  (c) The Participant shall notify PhyCor in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by PhyCor of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after the Participant actually receives notice in writing of such

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         claim and shall apprise PhyCor of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Participant to notify PhyCor of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Participant under this Section except to the extent that PhyCor is materially prejudiced in the defense of such claim as a direct result of such failure. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to PhyCor (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If PhyCor notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

                           (1) give PhyCor any information reasonably requested by PhyCor relating to such claim;

                           (2)      take such action in connection with
                  contesting such claim as PhyCor shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by PhyCor and reasonably acceptable to the Participant;

                           (3) cooperate with PhyCor in good faith in order effectively to contest such claim; and

                           (4) if PhyCor elects not to assume and control the defense of such claim, permit PhyCor to participate in any proceedings relating to such claim;

         provided, however, that PhyCor shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section , PhyCor shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as PhyCor shall determine; provided, however, that if PhyCor directs the Participant to pay such claim and sue for a refund, PhyCor shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations

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         relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, PhyCor's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Participant of an amount advanced by PhyCor pursuant to Section the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to PhyCor's complying with the requirements of Section ) promptly pay to PhyCor the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by PhyCor pursuant to Section , a determination is made that the Participant is not entitled to a refund with respect to such claim and PhyCor does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.


                           VI. FORFEITURE OF BENEFITS

         6.1 Noncompete Violation. A Participant who violates the non-competition provision contained in his Employment Agreement shall forfeit his right to any and all benefits under this Plan.

         6.2 For Cause Termination. A Participant who is terminated "for cause," as herein defined, shall forfeit his right to any and all benefits under this Plan. Termination "for cause" shall mean termination upon:

                  (a) the Participant's final conviction of a felony crime involving moral turpitude, or the Participant's deliberate and intentional continuing refusal to substantially perform his duties and obligations under his employment (except by reason of incapacity due to illness or accident) if he shall have either failed to remedy such alleged breach within 45 days from his receipt of written notice from PhyCor demanding that he remedy such alleged breach, or shall have failed to take reasonable steps in good faith to that end during such 45 day period and thereafter; or

                  (b) a determination that the Participant has engaged in willful fraud and defalcation or other dishonesty involving the funds, assets or the operation of PhyCor.

         6.3 Effect of Change in Control. The occurrence of a Change in Control shall not result in any acceleration of vesting of benefits or the removal of any conditions of forfeiture.

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However, all determinations under the Plan, including a determination under this
Article , shall be made by the Committee as it is configured following a Change in Control pursuant to Section .


                               VII. MISCELLANEOUS

         7.1. Non-assignment of Interest. No right or interest to or in any payment or benefit to a Participant shall be assignable by such Participant except by will or the laws of descent and distribution. No right, benefit or interest of a Participant hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntarily or involuntarily, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude a Participant from designating one or more Beneficiaries to receive any amount that may be payable to such Participant under the Plan after his death and shall not preclude the legal representatives of the Participant's estate from assigning any right hereunder to the person or persons entitled thereto under his will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

         7.2 Successors. This Plan shall be binding upon and inure to the benefit of PhyCor, its successors and assigns and the Participants and their heirs, executors, administrators, duly appointed legal representatives.

         7.3 Amendment and Termination. PhyCor may at any time modify or terminate this Plan by an amendment pursuant to an action that is approved or ratified by PhyCor's board of directors. Provided, however, that amendments that would reduce benefits or rights of an individual who is a Participant at the time of the amendment shall not be binding with respect to such Participant without the Participant's prior written consent.

         7.4 Taxes. All payments made hereunder shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities in effect at the time of such payments.

         7.5 Controlling Law. Except to the extent superseded by federal law, the internal laws of the State of Tennessee shall be controlling in all materials relating to the Plan, including construction and performance hereof.



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                                 EXECUTION PAGE


         IN WITNESS WHEREOF, PhyCor, Inc. has caused this instrument to be executed by its duly authorized officer on this ___ day of December, 1997, to be effective as of the date first written above.

                                           PHYCOR, INC.


                                  By:
                                           ---------------------------------

                                  Its:
                                           ---------------------------------






























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                                    EXHIBIT A


         The individuals listed below have been identified by PhyCor to be members of a select group of management or highly compensated employees of PhyCor, within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, and have been designated by the Committee to participate in this Plan:

Joseph C. Hutts

Thompson P. Dent

Derril W. Reeves

Richard D. Wright

-------------------------------------------------

EFFECTIVE JANUARY 1, 1998

Joseph C. Hutts

Thompson P. Dent

Derril W. Reeves

Richard D. Wright

John K. Crawford

-------------------------------------------------


















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